Exhibit 10.13

SAFEPOINT HOLDINGS, INC.

AND

DAVID FLITMAN

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 13th day of April, 2016 (the “Effective Date”) between SAFEPOINT HOLDINGS, INC., a Florida corporation (the “Company”), and DAVID FLITMAN (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is currently employed by the Company as its Chief Executive Officer; and

WHEREAS, the Company and the Employee are party to an Employment Agreement made as of June 3, 2013 and amended as of September 14, 2015 (the “Prior Agreement”) providing for the Employee’s employment by the Company, and setting forth the terms and conditions for such employment;

WHEREAS, the Company desires to continue to employ the Employee following the Effective Date and to enter into this Agreement embodying the terms of such employment, and the Employee desires to continue to be employed by the Company on the terms and conditions specified herein, to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement; and

WHEREAS, the Company and the Employee desire to amend and restate the Prior Agreement in order to set forth the terms and conditions of the Employee’s continued employment with the Company and have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee hereby agree as follows:

1.	Definitions and Interpretation

Headings in this document do not affect interpretation and are for convenience only. In addition to the words and expressions hereinbefore defined, the following words and expressions shall have the meanings hereinafter ascribed to them:

a)	“Board” means the Board of Directors of the Company;

b)	“Cause” means:

(i)	a material breach by the Employee of any contract between the Employee and the Company Group;

(ii)

the willful and continued failure or refusal by the Employee to perform any duties reasonably required by the Company Group, after notification by the Company of such failure or refusal, and failing to correct such behavior within 10 days of such notification;

(iii)

the commission by the Employee of a criminal offense or other offense of moral turpitude, perpetration by the Employee of a dishonest act or common law fraud against the Company Group or a client thereof;

(iv)	the commission of any act by the Employee that constitutes a breach of his fiduciary duty to the Company Group; or

(v)

willfully engaging in misconduct which is materially injurious to the Company Group, without limitation, the disclosure of any trade secrets, financial models, or computer software to any person outside the Company Group without the written consent of the Company;

c)

“Client” means private or non-public corporate persons owning or leasing personal real estate in the State of Florida, whether or not the individuals reside in the State of Florida. “Client” specifically excludes persons buying reinsurance or persons buying portfolio protection beyond incidental coverage on isolated residences;

d)	“Code” mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

e)	“Company Group” means the Company together with any direct or indirect subsidiaries of the Company;

f)	“Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group;

g)

“Disability” means any physical or mental disability or infirmity of the Employee that prevents the performance of the Employee’s material duties for a period of 120 consecutive days during any 12 month period. Any question as to the existence, extent, or potentiality of the Employee’s Disability upon which the Employee and the Company cannot agree shall be determined by a qualified, independent physician selected and paid for by the Company and approved by the Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement;

h)	“Good Reason” means any of the following that occur without the Employee’s consent:

(i)

a material diminution in the Employee’s title, authority, duties, or responsibilities as set forth in Section 2 hereof such that the Employee is no longer serving in a senior executive capacity for the Company Group;

(ii)	a material reduction in Base Salary set forth in paragraph 3 of Schedule 1 hereto;

(iii)	the requirement that the Employee report to anyone other than Board;

(iv)	the relocation of the Employee’s principal place of employment (as provided in paragraph 2 of Schedule 1) more than 50 miles from its current location; or

(v)	any other material breach ofa provision of this Agreement by the Company Group (other than a provision that is covered by clause (i), (ii), (iii), or (iv) above);

provided that, the Employee acknowledges and agrees that the Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(d) hereof. Notwithstanding the foregoing, in the event that the Board reasonably believes that the Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend the Employee from performing the Employee’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which the Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension;

i)

“Intellectual Property Rights” means rights in inventions, patents, trademarks, service marks, design rights (whether registrable or otherwise), trade and business names, copyrights (including rights in computer software), database rights and semiconductor topography rights (whether or not any of these is registered and including applications for registrations) and all rights or terms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

j)	“Person” means individual or entity;

k)

“Severance Term” means the period of time as specified in paragraph 7 of Schedule 1 hereto following the Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by the Employee for Good Reason; and

I)	“Staff Policy Manual” means such document or documents produced by the Company which set out the policies and procedures of the Company and which may be amended from time to time.

2.	Position, Duties and Responsibilities

a)

The Company hereby appoints the Employee and the Employee hereby accepts the position set out in paragraph 1 of Schedule 1. The Employee shall have such duties and responsibilities commensurate with such title and as the Board may from time to time direct. The Employee agrees to devote all of his working time, attention, knowledge and skills, faithfully, diligently, and to the best of his ability, in furtherance of the business of the Company Group, and as otherwise necessary to such employment. The Employee shall perform his duties and responsibilities in accordance with, and shall at all times strictly adhere to, all such reasonable rules, regulations, and instructions as may be adopted from time to time by the Company Group.

b)	The Employee also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

c)	The Employee’s reporting relationship is set out in paragraph 1 of Schedule 1.

3.	Duration of Appointment

The Company agrees to continue to employ the Employee, and the Employee agrees to continue to serve the Company, on the terms and conditions set forth herein, for a term commencing on the date hereof and continuing in effect until terminated in accordance with the provisions of Section 7 below.

4.	Place of Employment

The Employee’s place of employment is set out in paragraph 2 of Schedule 1.

5.	Compensation

a)	Salary, Benefits and Deductions from Salary

(i)

The base salary payable to the Employee shall be the sum as set out in paragraph 3.1 of Schedule 1 (the base salary as in effect from time to time, the “Base Salary”), and shall be payable in accordance with the customary payroll practices of the Company; provided, that effective as of, and contingent upon, the consummation of the Company’s initial public offering of the Company’s common stock, the Base Salary shall be the sum as set out in paragraph 3.2 of Schedule 1.

(ii)	The Board shall review the performance of the Employee annually at the end of the year.

b)	Bonus

(i)

The Employee shall be eligible for an annual bonus determined by the Compensation Committee, in its sole discretion, in respect of each fiscal year (the “Annual Bonus”). The target Annual Bonus for each fiscal year, commencing with fiscal year 2015, shall be the percentage of the Employee’s Base Salary, as set out in paragraph 5 of Schedule 1, with the actual amount of any such Annual Bonus to be determined by the Compensation Committee based on the achievement of annual individual and/or Company Group performance objectives to be established by the Board.

(ii)

The Annual Bonus shall be paid to the Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to the Employee’s continuous employment through the payment date, except as otherwise provided in this Agreement.

c)	Incentive Payments

The Employee hereby acknowledges that the Company has granted him an incentive award to receive a percentage of the Excess Profits (as such term is defined in the Safepoint Holdings, LLC Incentive Compensation Plan dated July 2, 2013, as may be amended from time to time (the “Incentive Plan”)) of the Company, as set out in paragraph 8 of Schedule 1, in full and complete satisfaction of the Company’s obligations under Section 5(d)(i) of the Prior Agreement. The terms and conditions associated with the award, the vesting, and the distribution of the incentive compensation contemplated in this paragraph are governed by the terms of the Incentive Plan, which is hereby incorporated by reference.

d)	Equity Awards

The Employee hereby acknowledges that the Company has granted him an equity award in the amount set out in paragraph 9 of Schedule 1 in full and complete satisfaction of the Company’s obligations under Section 5(d)(ii) of the Prior Agreement. The terms and conditions associated with the equity award, including the vesting schedule and treatment upon termination of the Employee’s employment, are governed by a separate restricted share agreement between the Company and the Employee.

6.	Employee Benefits

While employed, the Employee shall be entitled to participate in health, insurance, retirement, perquisites and other benefits provided generally to similarly situated executives of the Company, subject to all terms and conditions of those plans. The Employee shall be entitled to paid vacation in accordance with paragraph 6 of Schedule 1, such vacation to be taken in accordance with the Staff Policy Manual. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing notice, and the right to do so is expressly reserved.

7.	Termination of Employment

The Employee’s employment under this Agreement shall terminate upon the earliest to occur of (i) the Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by the Employee with or without Good Reason. Upon any termination of the Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Employee, the Employee shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions the Employee holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations. The Employee’s execution of this Agreement will be deemed the grant by the Employee to the officers of the Company of a limited power of attorney to sign in Employee’s name and on Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as the Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-l(h), at which time such nonqualified deferred compensation (calculated as of the date of the Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to the Employee on the schedule set forth in this Section 7 as if the Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Following the Employee’s death or termination ofemployment, except as set forth in this Section 7, the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

a)	Termination Due to Death or Disability

The Employee’s employment shall terminate automatically upon his death. The Company may terminate the Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon the Employee’s receipt of written notice of such termination. Upon the Employee’s death or in the event that the Employee’s employment is terminated due to his Disability, the Employee or his estate or his beneficiaries, as the case may be, shall be entitled to: (i) all accrued but unpaid Base Salary through the date of termination of the Employee’s employment and (ii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein (collectively, the “Accrued Obligations”).

b)	Termination by the Company with Cause

The Company may terminate the Employee’s employment at any time with Cause, effective upon the Employee’s receipt of written notice of such termination. In the event that the Company terminates the Employee’s employment with Cause, the Employee shall be entitled only to the Accrued Obligations.

c)	Termination by the Company without Cause

The Company may terminate the Employee’s employment at any time without Cause by providing the Employee 365 days’ written notice of such termination. In the event that the Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), the Employee shall be entitled to (i) the Accrued Obligations and (ii) continued payment of Base Salary during the Severance Term, payable in accordance with the customary payroll practices of the Company. For the avoidance of doubt, the payments described in clause (ii) above are separate from the obligation of the Company to pay the Employee’s Base Salary during the notice period and the Employee’s sole and exclusive remedy upon a termination of employment without Cause shall be receipt of the Severance Benefits.

For the avoidance of doubt, during the period of notice provided under this Section 7(c),the Company is not obligated to provide the Employee with work, may terminate the Employee’s employment in accordance with Section 7(b), or may, in its sole discretion, elect to continue to pay the Employee’s Base Salary, in lieu of all or part of the notice period, in accordance with the customary payroll practices of the Company.

Notwithstanding the foregoing, the payments and benefits described in clause (ii) above shall immediately terminate, and the Company shall have no further obligations to the Employee with respect thereto, in the event that the Employee breaches any provision of this Agreement.

d)	Termination by the Employee with Good Reason

The Employee may terminate his employment with Good Reason by providing the Company 365 days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within 90 days of the Employee’s knowledge of occurrence of such event. During the 30 day period beginning on the date such written notice is received by the Company, the Company shall have a cure right, and if not cured within such period, the Employee’s termination will be effective upon the expiration of such cure period, and the Employee shall be entitled to the same payments and benefits as provided in Section 7(c) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(c) above. For the avoidance of doubt, the payments described in clause (ii) of Section 7( c) above are separate from the obligation of the Company to pay the Employee’s Base Salary during the notice period and the Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

e)	Termination by the Employee without Good Reason

The Employee may terminate his employment without Good Reason by providing the Company 365 days’ written notice of such termination. In the event of a termination of employment by the Employee under this Section 7( e ), the Employee shall be entitled only to the Accrued Obligations.

For the avoidance of doubt, during the period of notice provided under this Section 7(e ), the Company is not obligated to provide the Employee with work, may terminate the Employee’s employment in accordance with Section 7(b) or may, in its sole discretion, elect to continue to pay the Employee’s Base Salary, in lieu of all or part of the notice period, in accordance with the customary payroll practices of the Company.

f)	Release

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (c) or (d) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon the Employee’s execution, delivery to the Company, and non-revocation of a general release in favor of the Company Group in such form and substance reasonably satisfactory to the Company within 60 days following the date of the Employee’s termination of employment hereunder. If the Employee fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes his acceptance of such release following its execution, the Employee shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of the Employee’s termination of employment hereunder, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining Severance Benefits shall thereafter be provided to the Employee according to the applicable schedule set forth herein and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of the Employee’s termination of employment hereunder, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the release of claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to the Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to the Employee’s death or Disability, the Employees obligations herein to execute and not revoke the release of claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

8.	Amendments and Waivers

a)	No amendment to the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto or their duly authorized representatives.

b)

All rights, remedies and powers conferred upon the parties hereto are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or hereafter conferred upon the parties hereto or either of them by law or otherwise.

c)	Any failure at any time to insist upon or enforce any such right, remedy or power shall not be construed as a waiver there of.

9.	Warranty

The Employee represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding, which would in any way restrict or prohibit him from:

a)	Undertaking or performing any of his duties and responsibilities in accordance with the terms and conditions of this Agreement; or

b)	Utilizing any materials which the Employee proposes to use in the course of his employment with the Company whether in hard copy or stored in an electronic storage device.

10.	Covenants

a)

The Employee expressly covenants that all Intellectual Property Rights relating in any way to the business activities (or incidental to the use of company time and or property) of any member of the Company Group which may be discovered, invented, or developed by the Employee during his employment with the Company, whether during regular office hours or otherwise and whosesoever discovered, invented, or developed will be the exclusive and sole property of the Company Group.

b)

The Employee undertakes to disclose promptly to the Company and hereby assigns to the Company without further compensation, all rights, title and interest in the said discoveries, inventions, and developments whether conceived and developed solely by the Employee or jointly with others and will on the request of the Company Group execute all documents and do all such things as may be requested by the Company Group to confirm or perfect the rights title and interest in such property provided that the Company Group will bear all costs and expenses associated therewith.

11.	Notice

a)	Any notice required or authorized hereunder shall be in writing and may be served:

(i)	by personal delivery;

(ii)	by certified mail;

(iii)	by facsimile with a telephone call to ensure receipt; or

(iv)	by email with a receipt evidencing that the recipient has read the email.

b)	In proving service of any notice hereunder it shall be sufficient to prove:

(i)	in the case of a notice delivered personally, that it was left at the address for notices herein or any substituted address;

(ii)	in the case of a notice sent by facsimile, that it was properly transmitted to the last known facsimile number; and

(iii)	in the case of a notice sent by email that the computer of the person sending the email message has generated a receipt evidencing that the recipient has read the email message.

c)	The address for service of notices on the Company is at its principal place of business.

d)	The address for service of notices on the Employee is at his residence on the records of the Company.

12.	Confidentiality

a)

The Employee recognizes, acknowledges, and agrees that the documents, lists, files, records, data, and other information developed and acquired by Company or any Company Group, including all information developed and acquired by the Employee in the course of his employment with Company, are confidential and include without limitation: (i) all personnel files of the Company Group, (ii) all general correspondence concerning the Company Group, (iii) all documents concerning or referring to the financial aspects of Company or any Affiliate, (iv) all information regarding procedures or methods employed by the Company Group in soliciting, procuring, and handling business, including billing procedures, (v) all information developed or acquired by the Company Group relating to prospective or current business transactions and arrangements, (vi) all market analyses and/or demographic information or studies on the current and/or potential markets of interest to the Company Group, (vii) all business agreements and understandings between or among Company or any Affiliate and other persons, (viii) all information provided to Company or any Affiliate by any client, prospective clients or referral source, (ix) all legal documents and correspondence concerning the Company Group, (x) all non-public opinions, decisions, rulings, and audits of governmental agencies relating to the Company Group, (xi) all of the Company Group’s client information including, but not limited to, client and prospective client names, addresses, contact information, financial status, volume of business, client needs and strategies and purchasing habits; (xii) all files and records concerning clients, prospective clients and referral sources of the Company Group and the contents of such files and records, (xiii) all pricing information and lists of the Company Group, and (xiv) all appointment books and accounting, bookkeeping and any other financial documents, information or records of the Company Group and all other information designated “Confidential” by the Company Group (collectively, “Confidential Business Information”).

b)

The Employee understands and agrees that all Confidential Business Information is to be preserved and protected, is not to be disclosed or made available, directly or indirectly, to third persons for purposes unrelated to the business objectives of the Company Group, and is not to be used, directly or indirectly, for any purposes unrelated to the business objectives of the Company Group, without prior written authorization of the owner of Company. The Employee understands and agrees that, except in the ordinary course of conducting business for the Company Group, none of such Confidential Business Information, nor any part of it, either in original form or in duplicated or copied form, is to be (i) removed at any time from the premises of Company, (ii) disclosed or made available, verbally, by electronic transmission, or by any other form or manner of communication, to any person, firm, corporation, association, or any other legal entity for any reason or purpose whatsoever, without prior written authorization of an executive officer of Company or (iii) used by the Employee in any manner, without prior written authorization of the Compensation Committee.

c)

As a condition of the Employee’s continued employment with the Company, the Employee hereby affirms all of the undertakings made by the Employee in the Undertaking of Secrecy, dated June 3, 2013, a copy of which is attached hereto as Schedule 2.

13.	Misuse of Company Property

a)

The Employee shall not use any of the Company Group’s property including, but not limited to, computer equipment and software, for personal use except moderate use of the Internet and email by the Employee, which does not interfere with the performance of their duties, and which does not include the reading or viewing of offensive or illegal material.

b)	The Company reserves the right to read all paper and computer files of the Employee on premises and any information stored on any electronic device which is the property of the Company Group.

14.	Outside Employment

The Employee shall not be permitted to hold any outside directorships or employment without the written consent of the Board.

15.	Non-Competition/Non-Solicitation/Non-Piracy Covenants

The Employee recognizes and agrees that by virtue of his employment relationship with the Company Group, he will be afforded opportunities to become known to various referral sources, clients and prospective clients of the Company Group and that he will have access to Confidential Business Information belonging to the Company Group. The Employee recognizes that these opportunities are valuable rights and are of great personal benefit to him in his profession. In recognition of the above, and in further consideration of this Agreement, the Employee further agrees that, during his employment and during the 12 month period beginning on the date written notice of termination of the Employee’s employment is provided by the Company or the Employee under Section 7, the Employee shall not (except in course of performing his duties for the Company Group) directly or indirectly, either as an individual on his own account, or as a partner, joint venturer, employee, agent, consultant, contractor, officer, director, stockholder or otherwise, (i) provide any products or services similar to or competitive with the services sold or offered by the Company Group, anywhere within the state of Florida, (ii) provide any products or services similar to or competitive with the services offered by the Company Group, to any client, prospective client or referral source of the Company Group, (iii) market or solicit the provision of any products or services similar to or competitive with the products or services offered by the Company Group, to any client, prospective client or referral source of the Company Group; or (iv) hire or employ any current or former employee of the Company Group or induce or encourage any employee of the Company Group to terminate his or her employment relationship.

The covenants contained in this Section 15 on the part of the Employee is given and made by the Employee to induce the Company to enter into this Agreement. The Employee hereby acknowledges the sufficiency of the consideration for these covenants. This Section 15 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Employee against the Company Group, whether predicated upon the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company Group of this Section 15.

16.	Non-Disparagement

The Employee agrees that during the period of his employment and all times thereafter, the Employee will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of the Employee’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of employment from any member of the Company Group. However, the Employee’s obligations under this Section 16 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

17.	Staff Policy Manual

The Employee agrees to abide by the terms of the Company Staff Policy Manual as amended from time to time. The Company Staff Policy Manual shall be available to the Employee.

18.	Withholdings

The Company shall have the right to withhold from any amount payable to the Employee hereunder all federal, state, city or other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

19.	Section 409A of the Code

Notwithstanding	any provision in this Agreement to the contrary,

a)

Any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of the Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

b)	Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

c)

To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d)

While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, Safepoint MGA LLC) be liable for any additional tax, interest, or penalties that may be imposed on the Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

20.	Whole Agreement

This Agreement, together with any exhibits and schedules attached hereto constitutes entire agreement and understanding between the •parties regarding the employment of the Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

21.	Severability

In the event that any provision of the Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision will, as to such jurisdiction, be modified or restricted to the extent necessary to make such provisions valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision will, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, will not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions will not invalidate or render unenforceable such provision in any other jurisdiction.

22.	Governing Law and Jurisdiction

a)

This Agreement shall be construed in accordance with the laws of the state of Florida, without regard to the conflict of law principles, and any action relating directly or indirectly to this Agreement shall be brought solely in the state or federal courts of Hillsborough County, Florida. THE EMPLOYEE HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT OR THE EMPLOYMENT OR ANY OTHER BUSINESS OR LEGAL RELATIONSHIP BETWEEN THE PARTIES.

b)

The Employee may not assign all or any portion of this Agreement. Company may assign this Agreement without the consent of the Employee. The Employee understands and agrees that any and all successors and assignees of Company may enforce any and all provisions contained in the Agreement, including but not limited to, the confidentiality and non-competition provisions contained in this Agreement. The Employee also understands that any and all members of the Company Group, including but not limited to, Safepoint MGA LLC are intended third-party beneficiaries of the Confidentiality Provision and Non-Competition/Non-Solicitation/Non-Piracy Covenant contained in this Agreement and that these provisions were included in the Agreement for their benefit as well as for the benefit of the Company.

*   *   *

[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF the parties hereto have set their hands the date first above written.

Safepoint Holdings, Inc.

/s/ Nancy Baily
By:	Nancy Baily
Position:	C.O.O.

Employee

/s/ David Flitman
David Flitman

[Signature Page to David Flitman Amended and Restated Employment Agreement]

Schedule 1

1.	Position; Reporting	Chief Executive Officer – Safepoint Holdings, Inc. and Safepoint MGA LLC The Employee will initially report to the Board.

2.	Place of employment	The Employee’s place of employment shall be at the Company’s office in Florida, U.S.A. The Company may require the Employee, in the performance of his duties, to travel from Florida to such other places and for such times as is reasonably necessary for the proper discharge of the Employee’s duties.

3.l	Base Salary as of Effective Date	USD $350,000 per annum.

3.2	Base Salary effective upon IPO	USD $385,000 per annum

4.	Deductions from Salary	All applicable federal and state income tax, employment tax (social security and Medicare), and any other tax required to be withheld.

5.	Target Annual Bonus	40% of Base Salary.

6.	Vacation	The Employee will be entitled to 20 work days’ vacation per annum.

7.	Severance Term	12 months.

8.	Incentive Payments	5% of the Excess Profits, the terms and conditions of which are governed by the Incentive Plan.

9.	Equity Awards	5% of the total outstanding membership interests of the Company’s predecessor, SharePoint Holdings, LLC, the terms-and conditions of which are governed by a separate restricted share agreement between the Company and the Employee.

Schedule 2

[Executed copy of Undertaking of Secrecy]